Exhibit 5.1

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors, Eldorado Gold Corporation.

We consent to the use of our reports, dated February 21, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in this Registration Statement on Form F-10.

Our report on the consolidated financial statements refers to changes in accounting policies for revenue and financial instruments in 2018 due to the adoption of IFRS 15 – Revenue from Contracts with Customers and IFRS 9 – Financial Instruments.

Our report on the effectiveness of internal controls over financial reporting as of December 31, 2018, expresses our opinion that Eldorado Gold Corporation did not maintain effective internal control over financial reporting as of December 31, 2018 because management review controls performed failed to detect an error in the application of discounting to the cash flow models used in the estimation of fair value less cost of disposal for purposes of management’s evaluation of impairment of goodwill and mining property, plant and equipment.

//s// KPMG LLP

Chartered Professional Accountants

August 6, 2019
Vancouver, Canada
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG
International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.